Exhibit 99.1

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RESULTS
FOR THE QUARTER ENDED DECEMBER 31, 2003

HONOLULU, HAWAII, February 17, 2004 — Barnwell Industries, Inc., (ASE-BRN) today reported net earnings of $2,910,000 ($2.10 per share - diluted) for the three months ended December 31, 2003, as compared to $870,000 ($0.64 per share - diluted) for the three months ended December 31, 2002.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “Net earnings for the quarter more than tripled due to increased earnings from our land investment segment and a reduction in Canadian income tax rates.”

Mr. Kinzler also commented, “Barnwell recognized net revenues of $2,497,000 during the three months ended December 31, 2003, due to Kaupulehu Developments’, Barnwell’s 77.6% owned land development partnership, receipt of the third of ten scheduled option payments relating to the development rights within Hualalai Resort at Kaupulehu, in the North Kona district on the island of Hawaii.  In the three months ended December 31, 2002, the Company recognized net revenues of $720,000 related to Kaupulehu Developments receipt of the second of the ten scheduled option payments.  Additionally, net earnings in the three months ended December 31, 2003, included deferred tax benefits of approximately $1,540,000 due to reductions in Canadian corporate income tax rates.  During the three months ended December 31, 2002, net earnings included approximately $75,000 due to a reduction in Alberta’s corporate tax rate.

“For the three months ended December 31, 2003, the Company’s natural gas and oil net production both increased 8% as compared to the three months ended December 31, 2002, and the Company increased its investments in oil and gas exploration and development during the three months ended December 31, 2003, to $3,097,000, a 65% increase from the $1,875,000 invested during the three months ended December 31, 2002.

Mr. Kinzler added that, “These results, combined with Kaupulehu Developments’ recently closed real estate transaction with WB KD Acquisition, LLC (an affiliate of Westbrook Partners, LLC, developers of Kuki’o Resort) for the development of the approximately 870 leasehold acre area zoned resort/residential located at Kaupulehu, North Kona, Hawaii, provide an excellent beginning to our fiscal 2004 year.”

Barnwell Industries, Inc.

February 17, 2004

IMMEDIATE RELEASE

Except for historical information contained herein, the statements made in this release constitute forward-looking statements that involve certain risks and uncertainties.  Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including those risks detailed in the Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003 filed with the Securities and Exchange Commission.

COMPARATIVE OPERATING RESULTS

(Unaudited)

	Quarter ended December 31,
	2003	2002

Revenues	$8,210,000	$5,980,000

Net earnings	$2,910,000	$870,000

Net earnings per share - basic	$2.21	$0.66
Net earnings per share - diluted	$2.10	$0.64

Weighted average shares and equivalent shares outstanding:
Basic	1,314,510	1,314,510

Diluted	1,384,603	1,372,403